Exhibit 99.1

AMERICAN LITHIUM MINERALS, INC.
2850 W. Horizon Ridge Parkway, Suite 200
Henderson, NV 89052

To:	The Employees, Consultants, Officers and Directors of American Lithium Minerals, Inc.

March 8, 2011

Dear friends and colleagues,

Re: Stock Option Plan Update

In light of the significant progress achieve by American Lithium as a whole in recent months and, in particular, following the exciting drill results from our Borate Hills, Nevada project announced in February, 2011, I wish to convey my deep appreciation of your individual contributions which have laid the groundwork for our success in 2011 and beyond. Management and the Directors also wish to re-affirm and strengthen our commitment to the long-term participation of our current team in the success of this company. Accordingly, we advise you that we have initiated a restructuring of our existing registered stock option incentive plans, to be completed in the coming month, whereby the 2009 and 2010 option plans will be amended to extend the allowable exercise period for non-qualified incentive stock options for up to five years following the departure of the option holder from the company. In addition to the issuance of new stock options under the restructured plans, we will be cancelling and reissuing currently unexercised options under the plans to reflect the current market value of the company’s stock.

We appreciate your patience in this process and look forward to providing you more news on these developments in the coming weeks.

On behalf of the Board of Directors
of AMERICAN LITHIUM MINERALS INC.

Per:	/s/ Hugh Aird
Chairman and Chief Executive Officer